PROMISSORY NOTE

February 15, 2011

FOR VALUE RECEIVED, Laredo Resources Corp., a Nevada Corporation, promises to pay Ruth Cruz Santos, on or before February 28, 2013, the amount of Ten Thousand Dollars ($10,000.00) in the currency of the United States plus simple interest on the principal amount of the loan accrued at a rate of 6% per annum.

Time shall be the essence of this Promissory Note.

This Promissory Note shall be governed by and constituted in accordance with the laws of the State of Nevada.

LAREDO RESOURCES CORP.

Per /s/ Ruth Cruz Santos
Ruth Cruz Santos, Pres., CEO, CFO